City of Buenos Aires, June 28, 2016

BUENOS AIRES STOCK EXCHANGE (MERCADO DE VALORES DE BUENOS AIRES)

Present

NOTA PESA – LEGC 79/16

Ref.: Answer to Note N° 195465

Dear Sirs:

I am writing to the Buenos Aires Stock Exchange (“Merval”), in my capacity as Market Relations Manager of Pampa Energía S.A. (“Pampa” or the “Company”) answering your note N° 195465, dated as of June 28, 2016, signed by Mr. Roberto Chiaramoni.

To that regard, we inform the Merval that, regarding the relevant facts published on March 9, 2016 and April 22, 2016 by the Company, the Exclusivity Period agreed with Harz Energy, a subsidiary of Grupo Neuss (“Grupo Neuss”), has expired without having finalized the sale of the stock of shares and rights, indirectly owned by the Company in Transportadora de Gas del Sur S.A. (“TGS”). Notwithstanding the foregoing, the Company and Grupo Neuss continue with non-exclusive negotiations for the sale of TGS, and if that sale is not concluded, it will result in a loss by Grupo Neuss of the compensation paid of USD3,000,000.

Sincerely yours,

_______________________

Gerardo Carlos Paz

Market Relations Manager